Exhibit 99.1

JMP GROUP ANNOUNCES CLOSING OF CLO TRANSACTION

SAN FRANCISCO, Apr. 30, 2013 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today the closing of a $343.8 million collateralized loan obligation, or CLO, transaction issued by two newly formed special purpose vehicles and backed primarily by a diversified portfolio of broadly syndicated leveraged loans.

The senior notes offered in the transaction are issued by JMP Credit Advisors CLO II Ltd. and co-issued in part by JMP Credit Advisors CLO II LLC and are subject to a two and a half-year non-call period.  The capital structure of the CLO is as follows:

JMP Group is retaining $17.3 million, representing 72.8% of the face amount issued, of the subordinated notes, which do not bear interest and are not rated.

“JMP Credit Advisors CLO II represents our reentry into the securitization market,” said Bryan Hamm, President of JMP Credit Advisors LLC.  “Our ability to close this transaction is an endorsement of the investment performance of our first CLO, JMP Credit Advisors CLO I Ltd., as well as the confidence and support of our team from our owner and sponsor, JMP Group Inc.  We hope to be in a position to regularly access the market and significantly grow assets under management over the next two to three years.”

JMP Group intends to consolidate the loan investment portfolio until its maturity and expects to account for the transaction on its balance sheet as non-recourse debt.  The CLO has a three and a half-year reinvestment period, through October 30, 2016, that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations.

The transaction was executed through a private offering by means of Rule 144A and Regulation S.  Natixis served as placement agent and sole bookrunner.

About JMP Group
JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients as well as alternative asset management products to institutional and high-net-worth investors.  JMP Group operates through three subsidiaries: JMP Securities, Harvest Capital Strategies and JMP Credit Advisors.  For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contact
JMP Group Inc.	Dukas Public Relations

Andrew Palmer	Seth Linden
(415) 835-8978	(212) 704-7385
apalmer@jmpg.com	seth@dukaspr.com

Zach Leibowitz
(212) 704-7385
zach@dukaspr.com